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                                                                    Exhibit 4.42


                     SUMMARY OF SALE AND PURCHASE AGREEMENT
                                     BETWEEN
               BEIJING NINETOWNS TIMES ELECTRONIC COMMERCE LIMITED
                                       AND
  DAUPHIN SCIENCE BUSINESS PARK CONSTRUCTION & DEVELOPMENT CO., LTD. OF BEIJING
                       ZHONGGUANCUN FENGTAI SCIENCE PARK


CONTRACTING PARTIES

Seller: Dauphin Science Business Park Construction & Development Co., Ltd. of Beijing Zhongguancun Fengtai Science Park
Purchaser:  Beijing Ninetowns Times Electronic Commerce Limited


PROPERTY DESCRIPTION

Location:   eight-storey building situated at 22-A9-2 Dao Feng Ke Ji Shangwuyuan
            Phase 2 in Fengtai


LAND USE

Industrial


CONSIDERATION

RMB14,406,744.  The Purchaser chooses to pay by lump-sum payment.


SELLER'S OBLIGATION

The Seller warrants that the Property has no title dispute. The Seller should construct the Property in accordance with the conditions stated in the licence for construction and planning. In the event that the Seller wishes to change the conditions stated in the licence for construction and planning, the Seller should obtain the written consent of the Purchaser and the approval from the Planning Administration Department.